EXHIBIT 3.2

Filed in the Office of	Business Number E0640482010-6
Barbara K. Cegavske	Filing Number 20201120051
Secretary of State	Filed On 12/23/2020 10:31:00 AM
State Of Nevada	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ Certificate of Designation

Certificate of Amendment to Designation - Before Issuance of Class or Series

☒ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Amplitech Group, Inc. Entity or Nevada Business Identification Number (NVID): NV20111023140
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series A
5. Amendment of class or series of stock:	Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* (see attached)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 12-14-2020

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

1

AMPLITECH GROUP, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 78.1955 of Chapter 78

of the Nevada Revised Statutes of the State of Nevada

The following resolutions were duly adopted by the Board of Directors of AmpliTech Group, Inc., a Nevada corporation (the “Corporation”) by unanimous written consent on October 7, 2020 and approved by a majority of votes of said Corporation on October 7, 2020, pursuant to the provisions of Section 78.1955 of Chapter 78 of the Nevada Revised Statutes of the State of Nevada:

WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Amended and Restated Articles of Incorporation, by resolution or resolutions to divide the Corporation’s One Million (1,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), into series, to designate each series, to fix and determine separately for each series any one or more rights or preferences including the voting rights, number of shares to constitute the class or series and the designation thereof, redemption rights and prices, dividend rates, operation of retirement or sinking funds provisions, preferences and amounts thereof payable upon voluntary or involuntary dissolution or distribution of assets of the Corporation, the terms and conditions on which shares may be converted or exchanged and such other rights and provisions with respect to any class or series as the board of directors may deem advisable.

WHEREAS, on July 29, 2013, the Corporation filed a Certificate of Designation authorizing the designation of 140,000 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”);

WHEREAS, on May 6, 2014, the Corporation filed a Certificate of Amendment to the Certificate of Designation for the Series A Preferred Stock, setting forth certain voting rights for the holders of the Series A Preferred Stock;

WHEREAS, on January 16, 2015, the Corporation filed a Certificate of Amendment to the Certificate of Designation for the Series A Preferred Stock, authorizing the designation of 401,000 shares of the Series A Preferred Stock;

2

WHEREAS,  the Corporation now desires to amend and restate the Certificate of Designation of the Series A Preferred Stock in its entirety in accordance with the terms hereof;

NOW, THEREFORE, BE IT RESOLVED, that it is the desire of the Board of Directors of the Corporation and the holders of all the issued and outstanding shares of Series A Preferred Stock, pursuant to their respective authority as aforesaid, to amend and restate and authorize and fix the terms of the Series A Preferred Stock and the number of shares constituting such series, as follows:

Section 1. Designation and Authorized Shares. The Corporation shall be authorized to issue 401,000 shares of Series A Preferred Stock.

Section 2. Dividends. The Series A Preferred Stock will not bear dividends.

Section 3. Liquidation. The holder of Series A Preferred Stock shall not be entitled to receive any distributions in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

Section 4. Conversion.

(a) Conversion Right. Each share of Series A Preferred Stock may, from time to time, be converted into shares of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) at a rate of one hundred shares of the Company’s Common Stock for every share of Series A Preferred Stock.

(b) Conversion Procedure. In order to exercise the conversion privilege under this Section 4, the holder of any shares of Series A Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series A Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice. At such time as the certificate or certificates representing the Series A Preferred Stock which has been converted are surrendered to the Corporation, the Corporation shall issue and deliver a certificate or certificates representing the number of shares of Common Stock determined pursuant to this Section 4. In case of conversion of only a part of the shares of Series A Preferred Stock represented by a certificate surrendered to the Corporation, the Corporation shall issue and deliver a new certificate for the number of shares of Series A Preferred Stock which have not been converted. Until such time as the certificate or certificates representing Series A Preferred Stock which has been converted are surrendered to the Corporation and a certificate or certificates representing the Common Stock into which such Series A Preferred Stock has been converted have been issued and delivered, the certificate or certificates representing the Series A Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series A Preferred Stock have been converted. The Corporation shall pay all documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series A Preferred Stock.

3

Section 5. Voting. Except as otherwise expressly required by law or this Section 5, holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation for each share of Series A Preferred Stock owned on the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of shareholders is solicited. The number of votes entitled to be cast by the holders of the Series A Preferred Stock equals that number of votes that, together with votes otherwise entitled to be cast by the holders of the Series A Preferred Stock at a meeting, whether by virtue of stock ownership, proxies, voting trust agreements or otherwise, entitle the holders to exercise 51% of all votes entitled to be cast to approve any action which Nevada law provides may or must be approved by vote or consent of the holders of Common Stock entitled to vote.  Except as otherwise required by law or this Section 5, the holders of shares of Series A Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 6. Other Provisions. The Corporation and its transfer agent, if any, for the Series A Preferred Stock may deem and treat the record holder of any shares of Series A Preferred Stock and, upon conversion of the Series A Preferred Stock, the Conversion Shares, as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 8th day of October, 2020.

AMPLITECH GROUP, INC.

By:	/s/ Fawad Maqbool
Name:	Fawad Maqbool
Title:	Chief Executive Officer

4